UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2026

HF FOODS GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware State or other Jurisdiction of incorporation )	001-38180 (Commission File No.)	81-2717873 (IRS Employer Identification No)

6325 South Rainbow Boulevard, Suite 420 Las Vegas, Nevada (Address of principal executive offices)	89118 (Zip Code)

Registrant’s telephone number, including area code: (888)-905-0998

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	HFFG	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 5, 2026, HF Foods Group Inc. (the "Company") held its annual meeting of stockholders (the "Annual Meeting"). A total of 44,025,014 shares, or 82% of the Company’s common stock issued and outstanding and entitled to vote as of April 15, 2026, the record date, were present in person or represented by proxy at the Annual Meeting, constituting a quorum.

The final voting results for each proposal considered and voted upon at the Annual Meeting, each of which were described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 24, 2026 (the “Proxy Statement”), are set forth below.

Proposal 1 - Director Election Proposal

The final voting results for the Director Election Proposal were as follows:

Director Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes
Xi "Felix" Lin	19,629,099	20,020,113	13,469	4,362,333
Richard Diaz	19,913,312	19,687,949	61,420	4,362,333
Dennis Lam	21,792,225	17,280,472	589,984	4,362,333
Jeffery Taylor	19,194,335	20,466,587	1,759	4,362,333

Based on the results set forth above, each director nominee named above was elected at the Annual Meeting, except for Messrs. Lin and Taylor. Following a review by the Nominating and Governance Committee (the “Committee”) pursuant to the Company's Corporate Governance Guidelines, the Committee and the Board of Directors (the “Board”) determined that it is in the best interests of the Company and its stockholders for each of Messrs. Lin and Taylor to continue serving on the Board.

In reaching its determination, the Committee considered, among other factors, that a significant stockholder informed the Company following the Annual Meeting that an administrative error caused it to fail to submit voting instructions for approximately 1.4 million shares it intended to vote in favor of the election of each of the Company’s nominees for director. Absent this error, each of Messrs. Lin and Taylor would have received affirmative votes exceeding the majority threshold. The Committee also considered (i) Mr. Lin's operational background, his experience in various leadership positions within the Company, including his continuing role as President and Chief Executive Officer of the Company, and his prior roles at other public companies, (ii) Mr. Taylor's experience in financial roles across various markets and as the Chief Financial Officer of several public companies, (iii) the votes of certain stockholders with interests the Company believes to be adverse to those of the Company and its other stockholders, (iv) the overall composition of the Board, and (v) the near-term goals of the Company and the anticipated value of the continuing service of Messrs. Lin and Taylor in achieving those goals.

Each of Messrs. Lin and Taylor recused himself from, and did not attend, the portions of the meetings of the Board and the Committee, as applicable, at which the Board and the Committee considered his resignation.

Proposal 2 - Auditor Ratification Proposal

The appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2026 was ratified by the stockholders.

The final voting results for the Auditor Ratification Proposal were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
42,711,453	1,309,462	4,099	—

Proposal 3 - Say-on-Pay Proposal

By advisory vote of the stockholders, the Company’s executive compensation for the year ended December 31, 2025 was not approved.

The final voting results for the Say-on-Pay Proposal were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
19,545,712	20,055,744	61,225	4,362,333

Proposal 4 – Advisory Vote on Frequency of Say-on-Pay Votes

The stockholders approved, on a non-binding and advisory basis, holding the advisory vote on compensation paid to the Company’s named executive officers every year.

The final voting results for the Say-on-Pay Frequency Proposal were as follows:

One Year	Two Years	Three Years	Abstentions
26,643,323	56	13,017,869	1,433

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: June 11, 2026	/s/ Paul McGarry
Paul McGarry
Chief Financial Officer